Boston Safe Deposit and Trust Company
January 31, 2001
Page 2 of 1
January 31, 2001

Boston Safe Deposit and Trust Company
One Boston Place
Boston, MA 02108
Attention: Richard W. Towle, Jr., Vice President

Re:  The Jay R. Rhoads, Jr. 1999 Charitable Remainder
Unitrust,
     u/t/d May 11, 1999, Boston Safe Deposit and Trust
Company,
     Trustee

Dear Rick:

     This letter will confirm our agreement that the undersigned will purchase 200,000 shares of common stock
(the "Shares") of New England Business Service, Inc. (the
"Company") owned by the Jay R. Rhoads, Jr. 1999 Charitable
Remainder Unitrust, u/t/d May 11, 1999, Boston Safe Deposit and Trust Company, Trustee, at a price equal to $15.00 per share.

     You agree as promptly as practicable to cause stock certificates evidencing the Shares, together with duly executed stock powers, to be delivered to the Company's transfer agent, EquiServe. Immediately upon my being notified by EquiServe that it has received stock certificates evidencing the Shares and stock powers in acceptable form for transferring record ownership of the Shares, I will cause the aggregate purchase price for the Shares to be wire transferred to your account as directed.

     The Trust represents and warrants that it beneficially owns the Shares, free and clear of any restrictions on transfer (other than any restrictions under federal or state securities laws), liens, charges, encumbrances, security interests, claims or rights of others of whatever interest, and that it has full power and authority to sell the Shares to the undersigned as contemplated hereby.

Very truly yours,

/s/ Robert J. Murray
--------------------
Robert J. Murray

Accepted and Agreed to:

The Jay R. Rhoads, Jr. 1999 Charitable Remainder Unitrust, u/t/d May 11, 1999

By: Boston Safe Deposit and Trust Company, as Trustee

By: /s/ Richard W. Towle, Jr.
    ------------------------
Name:  Richard W. Towle, Jr.
Title: Vice President